Exhibit 99.2
This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-07-06/9:00 a.m. CT
Confirmation # 7604378

DOBSON COMMUNICATIONS
Moderator: Warren Henry
November 07, 2006
9:00 a.m. CT

Operator:	Good day everyone and welcome to the Dobson Communications Third Quarter 2006 Earnings Results Conference Call. Today’s call is being recorded.

For opening remarks and introductions, I would like to turn the call over to Mr. Warren Henry, Vice President of Investor Relations. Please go ahead, sir.

Warren Henry:	Good morning. Today’s call will contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the company’s plans and expectations. Such statements are inherently subject to a variety of risks and uncertainties, and actual results could differ materially from those projected.

We discuss the risk factors that could impact the company’s overall business and performance in our reports filed with the Securities and Exchange Commission, including the third quarter 10Q, which we plan to file later this week. Given these concerns, investors should not place undo reliance on forward-looking statements.

With that, I will turn the call over to Steven Dussek, CEO and President of Dobson Communications.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-07-06/9:00 a.m. CT
Confirmation # 7604378

Steven Dussek:	Thank you, Warren and good morning to everyone on the call. We appreciate all of you joining us today.

On the call with me this morning are Chairman Everett Dobson and CFO Bruce Knooihuizen. We are very pleased to report Dobson Communications operating and financial results for the third quarter of 2006.

For the third consecutive quarter, our results reflect solid execution of our growth strategy. Our subscriber base grew during the quarter as we added 23,500 net additions and 1,400 acquired subscribers in Alaska. ARPU again increased quarter over quarter to $49.16, up from $47.89 in the second quarter of 2006.

Our subscriber growth coupled with our continued focus on revenue enhancements led to record service revenue of $232 million. Customer churn remained low coming in at 1.95 percent on a post-paid basis. This was 87 basis points below the 2.82 percent level of post-paid churn for the third quarter last year. As we have said, our goal is to keep post-paid churn below 2 percent, and we accomplished this once again in the third quarter of 2006.

Roaming minutes of use grew at a healthy pace, up 26 percent from the third quarter last year to 846,000,000 minutes of use. With an average yield of 10.3 cents, this generated roaming revenue of $87.4 million for the third quarter of 2006, a year over year increase of 8.6 percent.

We reported $124.7 million in EBITDA for the third quarter, an EBITDA margin of 37.1 percent. Our EBITDA margin represented an increase of 270 basis points over EBITDA margin for the second quarter of 2006. In contrast EBITDA margin improved only 110 basis points from the second quarter to the third quarter last year to 37.8 percent.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-07-06/9:00 a.m. CT
Confirmation # 7604378

Finally, at the end of the third quarter this year, 86 percent of our total base and 90 percent of our post-paid subscribers were on GSM calling plans. As we conclude 2006 and move through 2007, we are focused on effectively completing the GSM transition of our customer base and realizing additional operating efficiencies.

There are a number of key initiatives that have produced significant operating improvements in 2006, and we expect them to support continued growth of our subscriber base, increased ARPU and improved profitability.

First, we continue to strengthen and improve the overall customer experience from the point of sale to the quality of our networks to how well our customer care organization services our customers after the sale. The overall customer experience is better than it’s ever been.

Our care teams are proactively speaking with customers more frequently with the overall goal of improving retention. Their increasing effectiveness is indicated by our low level of post-paid churn and by the fact that we continue to increase the percentage of post-paid customers under contract, which stood at 86.4 percent as of September 30, 2006.

Without question our continued investment in our network has proven to be a primary catalyst in our improved customer experience. The strength of our network performance has been instrumental to the increases in sales and customer satisfaction and to our low churn rates.

In the third quarter of 2006 we put 73 new cell sites on air bringing the total to 264 additional sites in the last 12 months. In addition to our cell site build, we are nearing completion of our Net Max project, which includes the installation of tower-mounted amplifiers and other high-powered amplifiers throughout our network.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-07-06/9:00 a.m. CT
Confirmation # 7604378

Net Max was designed to help extend coverage and capacity of our existing cell sites and to improve the overall quality of the network. Another 109 cell sites were added to our network through our Texas 15 acquisition in June and 2 Alaska properties in August. At the end of the third quarter, our network included at total of 2,850 cell sites.

We are very pleased with the performance of our network and believe that our network investment is directly related to increased customer satisfaction and has helped significantly in our focus on lowering post-paid customer churn below 2 percent.

A second key initiative was increasing gross subscriber additions. Third quarter total gross add increased 6.2 percent year over year and even more impressive was the 8.6 percent increase in post-paid gross adds. This improvement stems from a variety of factors. The improvements to our network have played a role in our ability to increase gross subscribers.

In addition gross add growth reflects attractive promotions, an expanded line up of handsets, and calling plans that differentiate Cellular One throughout its markets. The other key element in our increased gross adds was the continued strengthening of our distribution channels.

Next, our customer care centers are doing an excellent job of servicing our customers after the sale. Our care teams are focused on call quality, first call resolution and reducing the number of calls our representatives handle directly. An increasing number of customers are utilizing our self-serve IVR technology, and we remain keenly focused on gaining additional efficiencies in this area throughout 2007.

All of these efforts have contributed to another key initiative continuing to grow ARPU and service revenue. Total ARPU increase 5.1 percent to $49.16 for the third quarter of 2006 compared with the same period last year.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-07-06/9:00 a.m. CT
Confirmation # 7604378

While we continue to see pressure on the voice component of ARPU, this was more than offset by gains in data and ETC revenue. Data ARPU increased to $4.34 in the third quarter of 2006; a gain of $1.78 over the third quarter last year.

We expect data ARPU to continue growing in 2007. The ETC portion of ARPU increased year-over-year by $1.75 to $2.91 for the third quarter of 2006. Data ARPU has increased as we transitioned our base to GSM, and as we strengthen our data platform with additional data services and devices.

At $4.34, third quarter data ARPU was 8.8 percent of total ARPU for the quarter. This compares with data ARPU that was 7.9 percent of ARPU in the second quarter and 7.1 percent in the first quarter of 2006.

SMS and ring tones are still our most popular data services, but we are starting to see the positive effect of short-co campaigns that allow customers to buy or sign up for products or service downloads via their data enable handsets.

In summary, our growth and service revenue this year has corresponded with our success in adding subscribers to our base in growing ARPU, which has be given primarily by data usage and increased ETC. We expect these revenue trends to continue into 2007.

In term of expectations for the rest of this year, our 2006 guidance remains basically in tact and unchanged, but I would like to provide additional color in two areas; net adds to the third quarter exceeded our full year guidance.

Based on our total results, the fourth quarter appears to be treading in a similar fashion to the third quarter so that gives you a sense of the subscriber growth we expect to see through December.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-07-06/9:00 a.m. CT
Confirmation # 7604378

Another positive has been the growth of operating revenue, which increased in the first nine months, slightly above the four percent top end of our 2006 guidance range; however, operating expenses have also been slightly higher than expected. We would expect these trends to continue.

The next sum of these trends results in our EBITDA expectation remaining in the range of $435 million and $445 million for the year. We’ve recently made several excellent acquisitions; Texas RSA 15, which fits strategically in our central Texas footprint as well as the Nome and Kodiak markets in Alaska.

In early October, we completed the acquisition of Highland Cellular in West Virginia and Virginia. There are several aspects to the revenue and cash flow opportunities in these acquisitions. The Texas and Alaska properties are generating minimal revenue and slightly negative cash flow at this time, but we expect them to contribute to our growth as we begin adding subscribers in these markets, capture roaming traffic, and take advantage of intellect savings as our customers in adjacent Cellular One territories begin using these new networks.

Highland Cellular is a much different picture given that it was a more mature business with solid revenue and cash flow. It has an excellent network that covers 357,000 pops and is all ready generating revenue and cash flow from approximately 50,000 customers.

A vast majority of which are GMS post fate customers. We expect this market to add to our revenue and cash flow results as we move into 2007. Now I’d like to discuss other recent achievements, and we expect them to generate future value for Dobson and its shareholders.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-07-06/9:00 a.m. CT
Confirmation # 7604378

American Cellular recently participated in FCC auction number 66, and we were very pleased both with the spectrum that we were able to purchase and the long-term opportunity that it presents.

We achieved our objectives in the AWS auction. First, we wanted to add spectrum over our current footprint, especially in critical markets where we might be spectrum constrained in future years. Second, we wanted to add spectrum in adjacent markets that have a strong community of interest.

And finally, our bidding was focused on a broad mobility strategy that would eventually entail multi-band handsets that with nationwide coverage. The results of auction 66, including our Spectrum purchased, met these objectives.

We’ve significantly increased our Spectrum inventory for an average cost of 16 cents per megahertz pop including AWS Spectrum over critical markets such as upstate New York. We also purchased what we see as high value Spectrum in adjacent markets given us flexibility to extend our growth strategy in the future.

Both T-Mobile and Cingular, our primary roaming partners, were active in the AWS auction increasing the likelihood that manufacturers will have multi-band, GSM, and UMTS handsets available to market when the Spectrum comes clear and free use over the next several years.

We expect our AWS Spectrum to be clear starting in late 2007 and into 2008. And our intent in acquiring this Spectrum was focused on future wireless technologies. For these reasons, we do not expect the new Spectrum to have any material impact on 2007 CapEx.

In addition to our auction 66 success, we recently signed an agreement under which TracFone Wireless is authorized to begin selling GSM phones for use of our network. We don’t expect to

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-07-06/9:00 a.m. CT
Confirmation # 7604378

see the impact of this agreement until 2007. In summary, we our very pleased with our accomplishment thus far in 2006 and how those accomplishments set the stage for future growth.

Through the first three quarters of 2006, we have increased gross subscriber additions while managing post page churn down two below two percent and holding it there. Consequently, we have added 43,300 net subscribers to our base organically, and with the Texas, Alaska, and Highland Cellular acquisitions, we have acquired approximately 52,000 additional customers of which approximately 1,900 our in our third quarter 2006 numbers.

For three quarters we have continued to increase ARPU driven by steady increases in data usage and higher ETC revenue. With our subscriber growth, this enabled us generate record service revenue in the third quarter of 2006.

Roaming usage has remained strong, and our average bundled yield has been stronger than expected. Despite operating cost, increases related to new markets, increased gross ads, additional sales sites, and other factors, we have continued to grow EBITDA, and we are beginning to realize some of the operating efficiencies that we expect will enable us to continue margin expansion in 2007.

In closing, we are very pleased with our third quarter accomplishments, especially because it capped three-quarters of consistently improving results both operational and financial. We are creating value through sustainable, profitable growth, and we expect the future to be increasingly positive.

With that, I’ll turn it over to Bruce.

Bruce Knooihuizen:	Thank you, Steve. On this morning’s call, I’d like to provide additional color on several items that Steve mentioned. Looking at the operating and financial objectives that we’ve

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-07-06/9:00 a.m. CT
Confirmation # 7604378

set up at the beginning of 2006, and how we have consistently achieved our objectives in the first nine months of this year.

Before getting into the operating results, I would like to point out that in the third quarter Dodson Communications achieved a positive fourteen cents earnings per share on a fully diluted basis. Of the fourteen cents, approximately eight cents was due to a tax adjustment for realizable and allowed which we had previously reserved. The other six cents is what I would classify as business as usual earnings per share.

On another point of clarification, on table one of our press release, there is a line title diluted weighted average common shares outstanding. For the three months ending September 30, 2006, we showed 203.5 million shares, while the number of shares for the nine months ended September 30, 2006, reflects 173 million shares.

The difference of approximately 30 million shares is the total of common shares that would be issued if we converted all of our Series F preferred stock and our convertible bonds. The economy rules state that if through a series of calculations these instruments are dilutive, we are required to include them in our share count. If they are anti-dilutive, they are excluded.

In our case, when looking at just the current quarter, these securities are dilutive and thus they are reflected in our share count as if they had been converted. However, when calculating the impact for the year-to-date period, these securities are anti-dilutive thus our share count in this case is not adjusted to reflect these securities. With that explained, let’s turn to our operations.

Total EBITDA margin for this quarter was 37.1 percent, which was slightly lower than the same quarter last year when it was 37.8 percent. This year we are expensing options that we didn’t last year. We’re reflecting the cost of new acquisitions, which in the short-term have a slightly negative impact on earnings, and we have the impact of high gross ads.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-07-06/9:00 a.m. CT
Confirmation # 7604378

In fact, pre-marketing margin actually increased slightly from last year. Pre-marketing margin for the third quarter of 2006 was 59.5 percent, an improvement of 20 basis points over the third quarter last year and 60 basis points over the second quarter 2006.

Aside from our revenue growth, our increased pre-marketing margin in the third quarter reflected a net decline in G&A expense of $3.2 million from last year despite the additional options expense that we recognized starting January 1st of this year.

The biggest improvement in G&A in the past year has been in bad debt expense, which was $5.8 million in the third quarter 2006 versus $9.4 million for the same quarter last year. In terms of other pre-marketing expenses, cost of service again increased sequentially and on a year-over-year basis the third quarter 2006.

Let’s look at the two key components. Total network and cell site expense was higher by $4.4 million in the third quarter 2006 accounting for the largest year-over-year increase in cost of service. This higher cost relates to 264 cell sites built in the past year and to the 109 cell sites that we added with the Texas and Alaska acquisitions.

In the fourth quarter of this year, we will have the additional expense impact from the acquisition of Highland Cellular which operates 79 cell sites. Incollect expense was the second factor in higher cost of service. Incollect in the third quarter 2006 was $22.3 million, a year-over-year increase of $3.7 million. However, the growth rate in Incollect minutes per subscriber continued to slow in the third quarter 2006.

Incollect minute per subscriber increased from 78 minutes per user in the second quarter of 2006 to 84 minutes in the most recent quarter, an increase of 7.7 percent. This is less than half the growth rate of Incollect minutes per customer from the second to third quarter last year.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-07-06/9:00 a.m. CT
Confirmation # 7604378

In 2005 Incollect MOUs per subscriber increased 15.7 percent from the second quarter to the third quarter versus the 7.7 percent growth rate this year. The slowing growth rate of Incollect MOUs with our complement of products further validates our growth strategy.

As we have already noted, sales and marketing expense and equipment expense increased with higher gross ads and retail operating costs in the third quarter 2006. CPGA including retention costs increased to approximately $434 compared $421 in the same period last year primarily reflecting increases in the agent commissions, retail rent, and other retail operating costs.

Our equipment subsidy actually declined to $89 per handset in the quarter compared with $92 in the third quarter last year. While CPGA increased year-over-year, the third quarter cost declined sequentially by $40 per gross ad from the second quarter.

Capital expenditures for the third quarter 2006 were $35.1 million with $24.6 million at Dobson Cellular and $10.5 million at American Cellular. Year-to-date, we have spent $116.5 million of our $170 million full year guidance.

Finally, at September 30th, 2006, our balance sheet included a total of $222.5 million of cash and short-term investments, $2.6 billion in long-term debt, and $135.7 million in preferred securities.

During the quarter, we closed on a secured credit facility at American Cellular, which provided the ability to borrow up to $250 million.

Some of the proceeds from this facility have been used to fund our participation in Auction 66 and the Highland acquisition. We completed these transactions after the end of the third quarter using $119 million of our cash and investment and borrowing an additional $25 million from the ACC credit availability.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-07-06/9:00 a.m. CT
Confirmation # 7604378

Focusing on our liquidity for the quarter, we generated almost $20 million in free cash flow from operations. This is excess cash flow after capital expenditures, after interest, after dividends and changes in working capital.

In addition to the cash on our balance sheet, we also have $125 million remaining availability under the ACC credit facility and $75 million in DCS from its undrawn revolver.

In closing, we were pleased with our operating and financial achievements in the third quarter growing our subscriber base, increasing ARPU, and increasing EBITDA.

We have a balance sheet with no near-term amortization requirements, growing free cash flow, and a flexibility to lower our borrowing costs through opportunistic refinancing. We are well-positioned to continue accomplishing our objectives for 2006 and beyond.

With that, I would now like to open the call to questions, thank you.

Operator:	Thank you sir. The question and answer session will be conducted electronically. If you would like to a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, please press star one on your touch tone telephone to ask a question, and we will pause for use a moment to give everyone a chance to signal for questions.

And our first question will come to us from Ric Prentiss with Raymond James.

Ric Prentiss:	Yes, good morning, guys. Hey, nice movement on the path here. I want to talk about what the next game is that people might not be fully understanding how you’re going to achieve it, and that’s on the data side.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-07-06/9:00 a.m. CT
Confirmation # 7604378

You guys have moved up the curve, you mentioned how you’re up to four dollars and 30 cents there, but it sure seems to us that there’s a lot more upside to move that data revenue up. Let’s talk a little about how are you selling the data product today? Is it bundled, or is it ad hoc kind of usage?

How are customers buying the new handsets, and do you have enough of the new handsets into their hands to divide these products? And also on the roaming side, interesting on the rural cellular call that just ended, they mentioned that they’re getting data roaming revenue that’s really spiked up also, like $3.4 million in data roaming, versus under a million a year before.

So are you seeing data help your roaming business as well, and the final piece of this long-winded data question is, any push to have to spend money in ’07 to have to put in (UMTS) to keep the trend going? Thanks.

Steve Dussek:	OK, we’ll try and count through all that for you, we have multiple questions in there. Today we do sell our data services in bundled packages. We also have three different we call, our data products called Singly, we have three different price point levels.

We are very happy with the sequential growth of our data ARPU, and the continuation of our sales teams to sell through that product in all of our channels. So yes, we do have it bundled with all our sales plan, we sell it as a bundles, but we can also sell it into the base, with one of the three packages.

In terms of handsets, we are continuing upgrading our handset lines, we’ve got a lot of the phones coming in here in the fourth quarter, but certainly our base has got the capabilities of taking advantage of data, in terms of the handsets into the base. So we continue to see this data ARPU continue to grow, and we fully expect it to.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-07-06/9:00 a.m. CT
Confirmation # 7604378

As we have said on other calls, certainly in seeing other carriers in the $5, $6, $7 range and higher, we don’t see any reason why we can’t progress into those same areas, so we feel very good about the way that the — that our data services have moved, and the future of data ARPU.

So, we’re positioned well with the packages. We’re positioned well with our handsets.

In terms of the roaming component of your question, I’ll let Bruce address those particular aspects.

Bruce Knooihuizen:	Just real quickly, we have chosen not to disclose the part of our roaming that is data related. But when you look at our yield Rick, one of the reasons, one of the two primary reasons that our yield has come in higher than we anticipated is because of the data revenue that we’re getting from roaming, so it’s been a good addition to ours as well.

Ric Prentiss:	And then from a UMCS CapEx standpoint?

Bruce Knooihuizen:	Next year, I will tell you that right now, our plans in our CapEx don’t necessarily contemplate any major UMTS rollout, so we will be doing a trial in the first quarter of next year, and then from there we will see how things go, but we don’t have a plan in our CapEx that has major UMTS rollout into next year.

Ric Prentiss:	And then one quick follow-up on this, (too fast) Bruce, when you talk about your refinancing, I missed some of what you said. What are some of your thoughts as far as attacking some of the high-cost debt, now that the EBITDA now has been growing nicely and the free cash flow production has been pretty strong? What are your thoughts as far as what you might go after, and what kind of time frames you could go after them?

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-07-06/9:00 a.m. CT
Confirmation # 7604378

Bruce Knooihuizen:	Well, it’s really still pretty consistent with what we’ve been saying. We’ve got a couple of securities that are in our estimation high cost securities, and it’s just a matter of waiting until the timing is right between the call price of some of these securities, versus the price up in the capital markets to refinance them.

Obviously we want to refinance when it’s MPV positive for the company and the shareholders, and I think, hopefully, if the markets keep moving the way they are, and we get closer and closer to call dates, that makes it more attractive each day, and so we’ll just be watching those factors, and when they converge, we’ll do some refinancing.

Ric Prentiss:	So, stay tuned?

Bruce Knooihuizen:	Stay tuned.

Ric Prentiss:	Great! Thanks, good luck guys.

Operator:	And our next question will come from Jonathan Schildkraut with Jeffries and Company.

Jonathan Schildkraut:	Great, thank you for taking the questions. If you could tell us a little about what your expectations for the new properties are, in terms of ability to drive incremental roaming MOU gains, are these high roaming markets, or are they complementary to your overall footprint, and are you able to bring in those new properties under your existing roaming agreements?

Steve Dussek:	In terms of the properties, we bought those more for the growth potential within the market. But they do complement our existing market in a number of aspects. Steve mentioned earlier that in our neighboring areas, customers, when they come into these properties will not be off-net, but rather will be on our network.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-07-06/9:00 a.m. CT
Confirmation # 7604378

So, that’s lower costs for us. In terms of the roaming, it’s relatively consistent with what we see in other markets, in terms of the kind of roaming we’d expect. What was the next question?

Jonathan Schildkraut:	Can they come in under the current umbrella of agreement?

Steve Dussek:	And we anticipate that they will come in under the current agreements.

Jonathan Schildkraut:	Great. Just a last questions here, you mentioned earlier that you’d be able to use the new auction 66 Spectrum, maybe in early in 2008 it could be available to you. When do you expect it to pay for that spectrum?

Steve Dussek:	We’ve already paid for that spectrum.

Jonathan Schildkraut:	OK, thank you.

Steve Dussek:	Thank you.

Operator:	And our next question will come from Pat Dyson with Credit Suisse.

Pat Dyson:	Thanks, good morning. A couple of questions, I guess, first on that Amcell side, our growth there has been a bit stagnant, relative to what’s been going on at DCS. Should we expect to see some rebound there, or are there some other issues that are going on that we’re not aware of.

And then secondly as we look into 2007, is the outlook for margin improvement really just driven by continued subscriber growth instead of any roaming trends, or do you see that there are costs that you could take out of the business, I guess particularly are there any legacy TMA costs that you see that could benefit the cost of service line?

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-07-06/9:00 a.m. CT
Confirmation # 7604378

Steve Dussek:	OK, Pat let me start with the American Cellular, yes the growth in terms of net ads American Cellular have been slower then what we’ve seen on the Dobson side though we continue to see improvement.

Generally speaking American Cellular has been much more affected by the reseller Tracfone. A bigger part of their line had come in through the re-seller, and as you know that part of the business has been weak this year with the exception of our reselling partner up in Alaska, which is not Tracfone phone and so we’re seeing higher growth on Dobson.

Next year you know our, we’ll see how TracFone works next year but we signed a new agreement with them to start selling GSM plans and so we’ve got some high hopes as we go into next year, which should again help American Cellular.

Pat Dyson:	And so we should, what about specifically looking at post paid, should we see some rebound there?

Steve Dussek:	I continue on post paid, two areas that we keep working on is increasing what we’re able to do on post paid and then the churn rate. If we can make more progress on churn, I’m not suggesting we will but certainly we’re working towards. That that will help as well.

Pat Dyson:	OK and then just on the outlook for margin improvement?

Steve Dussek:	Yes, we think that there’s room for margin improvement and it comes from a number of different aspects, not one of them is significantly larger than the other. There are some opportunities to get additional TDMA improvements as we turn down that network. We’ve been seeing some of those all along and taking them where we could but there are some additional ones.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-07-06/9:00 a.m. CT
Confirmation # 7604378

Certainly, as we add more subscribers, that by itself will help as we spread more of our fixed costs over a bigger base, which should help margin improvements as well. And as Steve mentioned, we think that there’s growth in data services and data ARPU and so that should help our markets as well as we go forward.

Pat Dyson:	OK, and then just finally could I get the roaming breakout between DCS and (Amcell)?

Steve Dussek:	Yes are you talking about roaming minutes or

Pat Dyson:	Yes, yes roaming minutes.

Steve Dussek:	Dobson Cellular was 466 million Pat.

Pat Dyson:	OK, OK great thank you.

Operator:	And once again it is star one if you’d like to ask a question and we’ll go next to Ana Goshko with Banc of America Securities.

Ana Goshko:	Hi thanks. I have some questions on cash flow but first I wanted to clarify, there was a $20 million number mentioned, but is that cash from operations or is that kind of a free cash flow number?

Steve Dussek:	That is a free cash flow number that is, I mean it is after dividends and interest, after CapEx, after working capital.

Ana Goshko:	OK, so it’s $20 million in a quarter. So year to date, you’re running by my calcs about $15 million positive. Is that right?

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-07-06/9:00 a.m. CT
Confirmation # 7604378

Steve Dussek:	How much positive did you say?

Ana Goshko:	Fifteen, one five.

Steve Dussek:	Ours is actually closer to about $10 million positive.

Ana Goshko:	Oh so $10 million positive. OK, so my question on cash flow then, is I know that you reaffirmed all the guidance but I wanted to highlight the, in my notes I had free cash flow guidance for the year of 40 to 50.

So I guess if you’re running ten year-to-date, are you expecting a working capital kind of in flow in the fourth quarter and do you feel good about that 40 to 50 number for the year?

Steve Dussek:	Yes. We still feel good about that number and a big part of it will come through working capital improvements in the fourth quarter. We’ve seen those in the past in the fourth quarter as well as some of other things but yes that’s what we’re implying that we should have a large positive free cash flow from operations in the fourth quarter.

Ana Goshko:	OK great, that’s a great clarification. OK, thank you.

Operator:	And our next question will come from David Janazzo with Merrill Lynch.

David Janazzo:	Good morning.

Steve Dussek:	Morning.

David Janazzo:	You talked Steve about some of the Auction 66 related opportunities. Could you just go into a little more detail of what you could contemplate within current markets, flexibility in adjacent

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-07-06/9:00 a.m. CT
Confirmation # 7604378

markets, and then other technologies and how are you thinking about the 700 megahertz at this point?

Steve Dussek:	Yes well first of all I think I’d just like to reiterate that from our perspective of the auction that we are very pleased with the outcome, getting the additional spectrum over our current footprint and giving us the growth opportunities for the new technologies, whether it’s you know it’s 3G and beyond.

So we feel that, you know, that getting that footprint over our, or getting that spectrum over our current footprint was, you know, achieving one of our primary objectives. The additional markets or adjacent markets give us, in our view, flexibility as we look forward into future growth opportunities.

So they are clearly adjacent to our current clusters and would provide us, you know, obviously the synergy’s there from marketing in, you know, close proximity to our current cluster. So as we look forward to you know what are some other opportunities for us to expand our growth in the future certainly those adjacent markets would potentially play into that.

You know as we sit here now we’re looking at, we’ll sit back and we’ll certainly stay close to what our roaming partners, T-Mobile and Cingular are doing and watch their progress over the, you know, the course of 2007 and see what opportunities that might yield.

But as we sit here today that is our, you know, our vision into the future what these, what this additional spectrum can provide us. And again, I would reiterate in terms of, as we look at ’07 in terms of any potential impact, we’ve see as there’s very little, no material impact to our CapEx in 2007 from the auction piece.

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So, again it gives us some flexibility, David, to — you know, as we look at additional growth opportunities in the adjacent markets and gives us the flexibility for new services, you know, as we roll out, potentially roll out new services in our current footprint.

David Janazzo:	And initial thoughts in the 700 megahertz auction?

Everett Dobson:	I think it’s just too early to tell. This is Everett. It’s intriguing. It’s very good spectrum for a lot of purposes. But it’s, there’s a lot of jostling going around, if you will, on how that spectrum’s going to be distributed and when it’s going to be auctioned. So stay tuned, but it’s intriguing. But it’s, you know, we’re very pleased with out spectrum position right now and particularly at the AWS auction.

David Janazzo:	Thank you.

Operator:	OK, next we will go to Michael Nelson with the Stanford Group.

Michael Nelson:	Yes thanks a lot and congratulations on nice execution. First could you talk a little bit about the puts and takes in the cost of service? You mentioned the rate of growth of Incollect MOUs have slowed.

How are you balancing that with the pick up in your state wide unlimited plans and what percent of the gross ads now come from those unlimited plans? Also what impact have the acquisitions had on network costs and what should we expect on that line item going forward? Thanks.

Steven Dussek:	Let me talk a little bit about the in-collect component, and generally as total minutes of use have increased, and it’s not just our systems but other systems, we find that subscribers use more minutes off network.

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But again, one of the things that we monitor and watch closely is our subscriber profitability, and if subscribers are using amounts that are unreasonable off network, we have the ability to move them to other price plans or move them off the network, and so that’s part of our ongoing work that we do in managing our subscriber base.

In terms of statewide plan they’re still producing probably 35 to 40 percent of the total gross adds that we’re doing, so it’s not, you know, the majority but it’s a fair amount of our gross adds. What we’re finding on our statewide plans is that actually the financial results are coming in better than what we had originally modeled, that they’re using less off network minutes than what we originally expected, and they’re brining in higher ARPU.

And so, you know, we don’t disclose particulars about any plans, but we are finding that on the statewide plan that when you look at their net ARPU, which is, you know, the ARPU less the in-collect costs, they are still incrementally above all of our other plans, and so from a standpoint of what we had expected, we’re seeing better than what was expected from those plans. What was the second part of the question?

Michael Nelson:	The network costs and the impact of the acquisitions.

Steve Dussek:	The network costs and the acquisitions, you know, you’re going to see similar types of increases in our network initially from the acquisitions, and so for instance, you know, you look at the increase that we saw in our cost of service when we added the 109 cell sites for the new acquisition, you’ll see similar type things when we add in highland.

You know, going forward are there some opportunities for us in cost of service generally? Yes, there will be. The big benefit we’ll see more quickly will be the benefit in our in-collect costs with those acquisitions. In other words, as we said before, our customers who currently — or

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previously when they went in those markets were roaming, now will be on our own network, and so that cost, in-collect cost, should go down from that standpoint alone.

Michael Nelson:	Great. Thanks a lot. Good luck.

Steve Dussek:	Thank you.

Operator:	Our next question will come from Patrick Comack with Zachary Investment Research.

Patrick Comack:	Yes, hi. First question was what were the customer MOUs in second quarter ’06 and third quarter ’06? Second question is, as the state plans become a bigger of your customer base, you have any fear that customer MOUs could get out of control and perhaps go into the 1,000 minute, 1,500 minute per month area, like we’re seeing perhaps at (Ton Comm)?

Third is it seems like, Bruce, it will be difficult for you to get to even the low end of your EBITDA guidance considering that your gross service margin dipped by ten basis points on a sequential basis, so I don’t, just doing the math, I don’t see how you get $111 to $121 million of incremental EBITDA gets to your guidance. I mean or does the acquisitions help you there? Thanks.

Bruce Knooihuizen:	On that last one, yes, acquisitions will help a bit, but our belief is that we’ll get there, and you know, I don’t know how to comment other than that. We believe that we’ll reach the range of our guidance.

Steve Dussek:	Which we reaffirmed.

Bruce Knooihuizen:	Which we reaffirmed today. In terms of minutes our subscribers used about 660 minutes in the second quarter of this year, and it’s just a little under 700 in the third quarter. Keep

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in mind there is some seasonality in usage. Second and third quarters tend to be the highest, but overall our usage has been turning up a little bit.

In terms of where our total usage goes, how quickly it gets there and what’s reasonable and unreasonable, you know, as we continue going out in time our networks are becoming more and more efficient. And as we’ve said, statewide represents only about 35 to 40 percent of our gross adds, and we have a lot of other plans.

Patrick Comack:	OK, thanks.

Bruce Knooihuizen:	Thank you.

Operator:	And now we will hear from Paul Bowmaster with Westminster Financial.

Paul Bowmaster:	Harry, Mary, Paul is the symbol, and it’s 37.

Operator:	And your line is open.

Steve Dussek:	Evelyn, you want to go to the next question?

Operator:	Thank you, and the next question is from Todd Rethemeier with Soleil Securities.

Todd Rethemeier:	Thanks. Good morning, guys. Two quick questions for you: You talked about at UMTS trial, and could you just give a little more detail on that. Which market is it or maybe not which market, but how big of a market are you doing it and what the CapEx is going to be for that?

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And then the second question, the T-Mobile roaming, what percentage of the business is that now?

Steven Dussek:	Todd, this is Steve. The UMTS trial we’ll be doing in West Virginia. And we’ve selected a partner to do that with, and in terms of the CapEx it’s, you know, it will be in our overall guidance, but it’s minimal there. And in terms of T-Mobile

Bruce Knooihuizen:	It’s roughly 14 percent.

Todd Rethemeier:	OK. And then one last clarifying thing. You said that you’ve already paid for the spectrum from the auction. That happened in the fourth quarter, not before the balance sheet that you printed, correct?

Steven Dussek:	That’s correct. In fact when I mentioned about us using $119 million of our cash from the fourth quarter and borrowing an incremental $25 million, that was for both to pay the balance of the auction 66 spectrum as well as Highland Cellular.

Todd Rethemeier:	OK, great. Thanks.

Operator:	And now we will hear from Andrew Morey with Tartan Partners.

Andrew Morey:	Yes, thank you for taking the call. One clarification on the acquisitions and the cost of service, I think I understand the point of, you know, eventually the growth potential in those markets and more specifically up front reducing your in-collect costs, but what’s your timeframe roughly where you should see that benefit on the cost of service line because I guess shouldn’t we see the benefit of reducing in-collect costs pretty much right away as those extra cell sites are, you know, are in your network?

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Steve Dussek:	Yes. You are absolutely right on. In terms of the Incollect cost, as soon as we close on those properties and get the cell sites in place, you’re right, that’s a day one. In terms of longer term benefits in networking, in pricing, in things like that, that’s more longer term.

Andrew Morey:	So is the net of that that these, you know, become — I don’t want to just say accretive, but they lower your service cost as a percent of revenues only after you get the growth potential of having some subs come on from those, you know, from growing that property or can it be additive just from reducing the Incollect cost in those areas?

Steve Dussek:	Well, it — each market is unique but — I’m trying to think what your question is, generally we think that next year these properties are accretive and they will add EBITDA to us next year from that standpoint.

Andrew Morey:	OK. And then just one other follow-up, on the marketing expenses, which I know you’ve been clear about, you know, adding resources there and helping improve the, you know, the channels et cetera, how far do you think you are in that process as far as do you think it’s another couple of quarters of growing that spend or another couple of years, can you just give us some more color on that? Thank you.

Steve Dussek:	Could you ask that question.

Male:	Andrew, could you rephrase that?

Andrew Morey:	The marketing expenses, I know you’ve been raising the marketing spending for the last, you know, three, four, five quarter pretty noticeably. And, you know, as far as expanding channels, I think you mentioned strengthening the distribution channels, if you could just comment on where you think you are in that process and how much more needs to happen?

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Steve Dussek:	Well in terms of the spend on marketing, you know, a lot of that spend was due to the fact that we’re doing a lot more gross ads through our post and pre-paid channels which you recognized the cost. The resellers is obviously is a much cheaper channel from that standpoint. So you’ve seen some of that.

In the third quarter, you know, our goal is to try to drive down CPGA and while year-over-year we didn’t quite accomplish that because we’ve expanded a lot of that, I think when you start looking at the third quarter versus second quarter, we saw some improvements there in at least the per unit gross ad. In total dollars that would be very dependant on the volume of gross ads we do.

But, we’re continuing looking for new opportunities and we’re continuing to look for opportunities that are more efficient than what we currently have. So we’re constantly going through, for instance, on the indirect side, we constantly go through some of those channels and try to eliminate the indirect folks that aren’t producing and adding more that can produce more. And we do that throughout the distribution channels.

Andrew Morey:	OK, thank you.

Operator:	Next we will hear from David Sharret with Lehman Brothers.

David Sharret:	Good morning, just following up on the ARPU side, with the level you’re at in the third quarter typically as you go from your third to your fourth quarters, ARPU tends to dip a little bit based on usage and other seasonal factors.

Just wondering if you’re expecting to see that and what you’re seeing in terms of that in the fourth quarter? And, if you could, even maybe a medium-term outlook, maybe a couple of quarters given the data opportunity you’ve talked about a lot throughout the call.

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Do you expect to see potential for ARPU growth from here or given some of the voice solution, is it just more flat in terms of the medium-term outlook? And then my second question was regarding just roaming, if you could remind us when the next scheduled step-down is your roaming rate with Cingular.

Steve Dussek:	OK, with respect to ARPU in the fourth quarter, you know, as we did, we reiterated our guidance of $48 to $48.5 and we are, we feel really good about the ARPU for our fourth quarter.

Some of things that we’re, you know, seeing as I mentioned was continued growth on the data side, we also have a couple of revenue enhancement that have gone in the fourth quarter and those will help us in terms of the, reaching that ARPU level. So we feel comfortable in our reaffirmation of our guidance at $48 to $48.50.

And again in terms of where it goes from there, we’ll address guidance in February for 2007, but generally speaking we would continue to see, or expect to continue to see that data growth and despite the pressures on continued pressure on voice ARPU, we feel very good about the data side of that being able to grow as I mentioned earlier on the call.

In terms of the next step-down in the rate on the roaming agreement with Cingular, I believe it’s January 1, ‘07.

Everett Dobson:	If you remember when we originally announced the agreement with Cingular, we had a relatively large step-down that first year, but then this year and next year, the step-downs were quite a bit smaller.

David Sharret:	Is it high single-digit percent?

Steve Dussek:	Mid-single digits I think is what we had said before.

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David Sharret:	OK, thanks.

Operator:	And our final question will come from Jonathan Atkin with RBC Capital Markets.

Jonathan Atkin:	My question was already asked actually, thank you.

Steve Dussek:	Thank you.

Everett Dobson:	Thanks, Jonathan.

Steve Dussek:	Well, thank you all again for attending the call and your continued interest in Dobson. As I said earlier, we feel very good about the progress we’ve made and about the future that we have. So, we appreciate, again, your continued interest and support, and we’ll talk to you again next quarter. Thank you.

Operator:	That does conclude today’s audio conference. Thank you for your participation, and have a nice day.
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